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                        April 22, 2024

       Felipe Duran
       Chief Financial Officer
       iBio, Inc.
       8800 HSC Parkway
       Bryan, Texas 77807

                                                        Re: iBio, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed April 16,
2024
                                                            File No. 333-278729

       Dear Felipe Duran:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jimmy
McNamara at 202-551-7349 with any questions.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Life Sciences
       cc:                                              Leslie Marlow